                        SUMMARY OF DIRECTOR COMPENSATION

     Directors who are also employees of James River Group, Inc. or any of its subsidiaries will not receive any additional compensation for serving as directors.

     Upon the effectiveness of this offering, non-employee directors of James
River Group, Inc. will receive the following fees:

Annual Retainer                          $20,000 ($40,000 per annum for the
                                         Chairman of the Board)

Fee for each board meeting attended in   $1,500
person or telephonically

Fee for each board committee meeting     $500 ($1000 for meetings of the Audit
attended in person or telephonically     Committee)

     We also expect to reimburse all directors (including employee directors)
for reasonable out-of-pocket expenses they incur in connection with their service as directors. Directors are eligible to and have previously received non-qualified stock options and other equity-based awards when, as and if determined by the compensation committee pursuant to the terms of the 2003
Incentive Plan and the 2005 Incentive Plan.